Exhibit 10-cc
AT&T INC.

CASH DEFERRAL PLAN

Adopted November 19, 2004
As amended through November 15, 2007

Article 1 - Statement of Purpose

The purpose of the Cash Deferral Plan (“Plan”) is to provide savings opportunities to a select group of management employees of AT&T  Inc. (“AT&T”) and its Subsidiaries.

Article 2 - Definitions

    For the purpose of this Plan, the following words and phrases shall have the meanings indicated, unless the context indicates otherwise:

           Base Compensation.  The following types of cash-based compensation paid by an Employer (but not including payments made by a non-Employer, such as state disability payments), before reduction due to any contribution pursuant to this Plan or reduction pursuant to any deferral plan of an Employer, including but not limited to a plan that includes a qualified cash or deferral arrangement under Section 401(k) of the Code:

(a)	base salary;

(b)	lump sum payments in lieu of a base salary increase; and

(c)	Team Award.

    Payments by an Employer under a disability plan made in lieu of any compensation described  above, shall be deemed to be a part of the respective form of compensation it replaces for purposes of this definition.  Base Compensation does not include zone allowances or any other geographical differential and shall not include payments made in lieu of unused vacation or other paid days off, and such payments shall not be contributed to this Plan.

    Determinations by AT&T (the Committee with respect to Officer Level Employees) of the items that make up Base Compensation shall be final.  The Committee may, from time to time, add or subtract types of compensation to or from the definition of  “Base Compensation” provided, however, any such addition or subtraction shall  be effective only with respect to the next period in which a Participant may make an election to establish a Cash Deferral Account.

    Business Day.  Any day during regular business hours that AT&T is open for business.

    Cash Deferral Account or Account The Account or Accounts established annually by an election by a Participant to make Employee Contributions to the Plan with each account relating to a Plan Year.  For each Plan Year after 2008, there shall be a separate Cash Deferral Account for Base Compensation (excluding Team Award) and a separate Cash Deferral Account for the Short Term Incentive Award and/or Team Award.  Earnings on each of Employee Contributions shall accrue to the respective Cash Deferral Accounts where they are earned

    Change in Control.  With respect to AT&T’s direct and indirect ownership of an Employer, a “Change in the effective control of a Corporation,” as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(A)(1), regardless of whether the Employer is a corporation or non corporate entity as permitted by the regulation, and using “50 percent” in lieu of “30 percent” in such regulation.  A Change in Control will not apply to AT&T itself.

    Chief Executive Officer.  The Chief Executive Officer of AT&T Inc.

    Code.  References to the Code shall be to provisions of the Internal Revenue Code, as amended, including regulations promulgated thereunder and successor provisions.  Similarly, references to regulations shall include amendments and successor provisions.

    Committee.  The Human Resources Committee of the Board of Directors of AT&T Inc.

    Disability. Absence of an Employee from work with an Employer under the relevant Employer's disability plan.

    Eligible Employee.  An Employee who:
    (a) is a full or part time, salaried Employee of AT&T or an Employer in which AT&T has a direct or indirect 100% ownership interest and who is on active duty, Disability (but only while such Employee is deemed by the Employer to be an Employee of such Employer) or Leave of Absence;

    (b) is, as determined by AT&T, a member of Employer's “select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder (“ERISA”), which is deemed to include each Officer Level Employee; and

    (c) has an employment status which has been approved by AT&T to be eligible to participate in this Plan or is an Officer Level Employee.

    Notwithstanding the foregoing, AT&T (the Committee with respect to Officer Level Employees) may, from time to time, exclude any Employee or group of Employees from being deemed an “Eligible Employee” under this Plan.

    In the event a court or other governmental authority determines that an individual was improperly excluded from the class of persons who would be permitted to make Employee Contributions during a particular time for any reason, that individual shall not be permitted to make such contributions for purposes of the Plan for the period of time prior to such determination.

           Employee.  Any person employed by an Employer and paid on an Employer’s payroll system, excluding persons hired for a fixed maximum term and excluding persons who are neither citizens nor permanent residents of the United States, all as determined by AT&T. For purposes of this Plan, a person on Leave of Absence who otherwise would be an Employee shall be deemed to be an Employee.

    Employee Contributions.  Amounts credited to a Cash Deferral Account pursuant to Section 4.1 (Election to Make Contributions) of the Plan

    Employer.  AT&T Inc. or any of its Subsidiaries.

    Incentive Award.  A cash award paid by an Employer (and not by a non-Employer, such as state disability payments) under the Short Term Incentive Plan or any successor plan, the 2001 Incentive Plan or any successor plan, or any other award that the Committee specifically permits to be contributed to a Cash Deferral Account under this Plan (regardless of the purpose of the award).

    Leave of Absence.  Where a person is absent from employment with an Employer on a leave of absence, military leave, or sick leave, where the leave is given in order to prevent a break in the continuity of term of employment, and permission for such leave is granted (and not revoked) in conformity with the rules of the Employer that employs the individual, as adopted from time to time  and the Employee is reasonably expected to return to service.  Except as set forth below, the leave shall not exceed six (6) months for purposes of this Plan, and the Employee shall Terminate Employment upon termination of such leave if the Employee does not return to work prior to or upon expiration  of such six (6) month period, unless the individual retains a right to reemployment under law or by contract.  A twenty-nine (29) month limitation shall apply in lieu of such six (6) month limitation if the leave is due to the Employee being "disabled" (within the meaning of Treasury Regulation §1.409A-3(i)(4).  A Leave of Absence shall not commence or shall be deemed to cease under the Plan where the Employee has incurred a Termination of Employment.

    Officer Level Employee.  Any executive officer of AT&T, as that term is used under the Securities Exchange Act of 1934, as amended, and any Employee that is an “officer level” Employee for compensation purposes as shown on the records of AT&T.

    Participant.  An Employee or former Employee who participates in this Plan.

    Plan Interest Rate.  An annual rate of interest equal to Moody’s Long-Term Corporate Bond Yield Average for the September preceding the calendar year during which the interest rate will apply.   The Committee may choose another method of calculating the Plan Interest Rate, but such other method may only apply to Cash Deferral Units that Participants have not yet elected to establish.

    Plan Year.  Each of the following shall be a Plan year:  the period from January 1, 2005 through January 15, 2006; the period January 16, 2006 through December 31, 2006; and, for all later Plan Years, it is defined as the period from January 1 through December 31.

    Retirement or Retire.  Termination of Employment on or after the date the Participant has attained one of the following combinations of age and Net Credited Service:

       Net Credited Service                                              Age
                      10 years or more                                                      65 or older
                      20 years or more                                                      55 or older
                      25 years or more                                                      50 or older
                      30 years or more                                                      Any age

For purposes of this Plan only, Net Credited Service shall be calculated in the same manner as “Pension Eligibility Service” under the AT&T Pension Benefit Plan – Nonbargained Program (“Pension Plan”), as amended from time to time, except that service with an Employer shall be counted as though the Employer were a “Participating Company” under the Pension Plan and the Employee was a participant in the Pension Plan.

    Short Term Incentive Award.  A cash award paid by an Employer (and not by a non-Employer, such as state disability payments) under the Short Term Incentive Plan or any successor plan; an award under a similar  plan intended by the Committee to be in lieu of an award under such Short Term Incentive Plan, including, but not limited to, Performance Units granted under the 2001 Incentive Plan or any successor plan   It shall also include any other award that the Committee designates as a Short Term Incentive Award specifically for purposes of this Plan (regardless of the purpose of the award) provided the deferral election is made in accordance with Section 409A.

    Specified Employee.  Any Participant who is a “Key Employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by AT&T in accordance with its uniform policy with respect to all arrangements subject to Code Section 409A, based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”).  All Participants who are determined to be Key Employees under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period shall be treated as Key Employees for purposes of the Plan during the 12-month period that begins on the first day of the 4th month following the close of such identification period.

    Subsidiary.  Any corporation, partnership, venture or other entity or business with which AT&T would be considered a single employer under Sections 414(a) and (c) of the Code, using 50% as the ownership threshold as provided under Section 409A of the Code.

    Team Award.  The annual award determined to be the “Team Award” by AT&T, together with any individual award determined by AT&T to be the Individual Discretionary Award made in connection therewith or comparable awards, if any, determined by AT&T to be used in lieu of these awards.

Termination of Employment. References herein to “Termination of Employment," “Terminate Employment” or a similar reference, shall mean the event where the Employee has a “separation from service,” as defined under Section 409A, with all Employers. For purposes of this Plan, a Termination of Employment with respect to an Employer  shall be deemed to occur when such Employer incurs a Change in Control.

Article 3 - Administration of the Plan

3.1      The Committee.
    Except as delegated by this Plan or by the Committee, the Committee shall be the administrator of the Plan and will administer the Plan, interpret, construe and apply its provisions and all questions of administration, interpretation and application of the Plan, including, without limitation, questions and determinations of eligibility  entitlement to benefits and payment of benefits, all in its sole and absolute discretion.  The Committee may further establish, adopt or revise such rules and regulations and such additional terms and conditions regarding participation in the Plan as it may deem necessary or advisable for the administration of the Plan.  References in this Plan to determinations or other actions by AT&T, herein, shall mean actions authorized by the Committee, the Chief Executive Officer, the Senior Executive Vice President of AT&T in charge of Human Resources, or their respective successors or duly authorized delegates, in each case in the discretion of such person.  All decisions by the Committee, its delegate or AT&T, as applicable, shall be final and binding.

3.2      Claims Procedure.
    Subject to the authority of the Committee over the Plan, AT&T shall appoint a Claims Board to adjudicate claims brought by or in respect to Participants and their beneficiaries relating to benefits under the Plan.  A Participant may apply in writing to the Claims Board to make a claim under this Plan.  The Claims Board shall provide written notice within 90 days to a Participant whose claim hereunder has been denied, setting forth reasons for such denial or explaining that an extension of the time for processing the claim is necessary, written in a manner calculated to be understood by such person.  After receipt of such notice, or expiration of 90 days without any response from the Claims Board, the Participant may appeal the decision in writing to the Senior Executive Vice President of AT&T in charge of Human Resources, or to the person’s successor, within 90 days, except that if the Participant is an Insider, as that term is used in the 2001 Incentive Plan, then the Participant's appeal shall be to the Committee.  The Participant shall receive written notice within 60 days of the resolution of the appeal, and if denied, setting forth reasons for the denial or explaining that an extension of time for processing the appeal is necessary, written in a manner calculated to be understood by such person.  If no notice of the decision on the Participant’s appeal is furnished within the required time frame, the appeal will be deemed denied.  The Participant shall receive a full and fair review of the decision denying the claim in accordance with the requirements of ERISA.

    All interpretations, determinations and decisions of the Claims Board with respect to any claim, including without limitation the appeal of any claim, shall be made by the Claims Board, in its sole discretion, based on the Plan and comments, documents, records, and other information presented to it, and shall be final, conclusive and binding.

    The claims procedures set forth in this section are intended to comply with United States Department of Labor Regulation § 2560.503-1 and should be construed in accordance with such regulation.  In no event shall it be interpreted as expanding the rights of claimants beyond what is required by United States Department of Labor Regulation § 2560.503-1.

Article 4 - Contributions

4.1      Election to Make Contributions.
    (a)  The Committee shall establish dates and other conditions for participation in the Plan and making contributions as it deems appropriate.  Except as otherwise provided by the Committee, each year an Employee who is an Eligible Employee as of September 30 may thereafter make an election on or prior to the last Business Day of the immediately following November to contribute on a pre-tax basis, through payroll deductions, any combination of the following:

 (1)  From 1% to 50% (in whole percentage increments) of the Participant’s monthly Base Compensation, other than Team Award, during the calendar year (the Plan Year for such contributions) following the calendar year of such election.  Employees who are below the level of Senior Manager, as shown on the records of AT&T at the time of the election, may contribute no more than 25% or such other amount as determined by AT&T.

(2)  Up to 100% (in whole percentage increments or in dollars) of a Short Term Incentive Award (with any contribution of the discretionary award related thereto determined separately by the Employee), or up to 50% (in whole percentage increments) of a Team Award (25% for Employees who are below the level of Senior Manager), in each case such contributions shall be made during the second calendar year (which is the Plan Year for such contributions) following the year of such election.  An Employee may make such an election with respect to the type of Award (Short Term Incentive Award or Team Award) that the Employee is under as of the time the Employee’s eligibility to make such election is determined.  If because of a promotion or otherwise, the Employee receives a different type of Award instead of or in partial or full replacement for the type of Award subject to the Employee’s election for the relevant Plan Year, the election will apply to the other Award as well, except that the discretionary award related to the Short Term Incentive Award will not be affected by or affect a Team Award election.

    (b)  The Committee may permit an Eligible Employee to make an election to make other contributions under this Plan with compensation other than Base Compensation or Short Term Incentive Awards on such terms and conditions as such Committee may permit from time to time provided that any such election is made in accordance with Section 409A.)

    (c) Notwithstanding anything to the contrary in this Plan, no election shall be effective to the extent it would permit an Employee Contribution or distribution to be made that is not in compliance with Section 409A of the Code.  To the extent such election related to Employee Contributions that complied with such statute and regulations, thereunder, that portion of the election shall remain valid, except as otherwise provided under this Plan.

    (d)  To the extent permitted by Section 409A of the Code,  AT&T may refuse or terminate, in whole or in part, any election to make contributions to the Plan at any time; provided, however, only the Committee may take such action with respect to persons who are Officer Level Employees.

    (e)  In the event the Participant takes a hardship withdrawal from a benefit plan qualified under the Code and sponsored by an Employer, any election to make Employee Contributions by such Participant shall be cancelled on a prospective basis, and the Participant shall not be permitted to make a new election with respect to Employee Contributions that would be contributed during the then current and immediately following calendar year.

    (f)  To the extent a Participant makes contributions to the Plan where the payment of which would be deductible by AT&T under Section 162(m) of the Code without regard to the size of the distribution, such contributions and earnings thereon shall be distributed first.

    (g) With respect to a Plan Year, an Employee may elect to (1) make Employee Contributions of Base Compensation other than Team Awards to this Plan but only if the Employee elects to contribute at least 15% of Base Compensation other than Team Awards for the same Plan Year to the Stock Purchase and Deferral Plan and/or (2) make Employee Contributions of Team Award to this Plan but only if the Employee elects to contribute at least 15% of Team Award for the same Plan Year to the Stock Purchase and Deferral Plan.

4.2      Contributions to a Cash Deferral Account.
    (a) Employee Contributions shall be made solely pursuant to a proper election and only during the Employee's lifetime and while the Participant remains an Employee and the Participant’s Employer has not incurred a Change in Control; provided, however, with respect to Employee Contribution elections made prior to 2007, the Employee must remain an Eligible Employee while making any such contributions.  Notwithstanding the foregoing, Termination of Employment of an Employee shall not result in the cancellation of an election to make Employee Contributions solely with respect to contribution of annual base salary earned prior to Termination but paid within 60 days thereafter or with respect to Incentive Awards paid after Retirement (and such person shall be deemed an Employee for such contributions).

    (b)  A Participant’s contributions shall be credited to the Participant’s Cash Deferral Account on the day the compensation – from which the contribution is to be deducted – is paid (“paid,” as used in this Plan, includes amounts contributed to the Plan that would have been paid were it not for an election under this Plan) using the "check date" shown on the related pay record (sometimes referred to as the "paycheck stub") as the contribution date (if no "check date" is shown, then the date of the pay record).  Earnings on each Cash Deferral Account shall be recorded on Participant’s statements quarterly.  Where there has been an overpayment of gross compensation, the amount of the overpayment will not be considered in determining the contribution amount.  In no event shall the Participant have any recourse against an Employer under this Plan for any underpayment, overpayment or delayed or correcting payment of compensation.  In the event a pay period (the period over which services are rendered for the relevant compensation) relates to services rendered during or before the taxable year of the relevant election, then only the compensation relating to services performed in the calendar year following the calendar year of the election may be contributed to this Plan.  The Committee may modify or change this paragraph (b) from time to time.

4.3      Earnings on Cash Deferral Accounts.
    During a calendar year, the Participant’s Cash Deferral Account shall accrue interest on amounts held by such Account at the Plan Interest Rate for such year, compounded quarterly on the last day of each quarter.  Interest will accrue on unpaid amounts in the Cash Deferral Account from the date credited to such Account.

Article 5 - Distributions

5.1      Distributions of Cash Deferral Accounts.
    (a)  Initial Election with Respect to a Cash Deferred Account.  At the time the Participant makes an election to make Employee Contributions with respect to a Cash Deferral Account, the Participant shall also elect the calendar year of the distribution of the Cash Deferral Account and the number of installments.   The Participant may elect either of the following:

(1) Specified Date Distribution.  That the distribution of the Cash Deferral Account commence in the calendar year specified by the Participant in up to five (5) installments.  In the event the Participant Terminates Employment prior to the calendar year of the distribution, the Cash Deferral Account must commence distribution the calendar year following the calendar year of the Termination of Employment, with the same number of installments, unless the Employee has made an irrevocable election under (b), below.  For example, if the Participant elected a 2010 distribution with five (5) installments, but Terminated Employment in 2007, the Cash Deferral Account would commence distribution in 2008.

(2)  Retirement Distribution.  That the distribution of the Cash Deferral Account commence the calendar year following the calendar year of Retirement in up to (10) installments.  If the Participant Terminates Employment while not Retirement eligible, the distribution shall commence the calendar year following the calendar year of Termination of Employment, but shall be limited to five (5) installments.

    If no timely distribution election is made by the Participant, then the Participant will be deemed to have made an election to have the Cash Deferral Account distributed in a single installment in the first calendar year after the calendar year Employee Contributions were first made.  Regardless of the distribution election made, if the Participant Terminates Employment but has a Cash Deferral Account that commenced in the same year the Cash Deferral Account would commence distribution, then that Account would instead commence distribution in the calendar year following the year the Account commenced.  For example, if a Retirement eligible Employee Terminated Employment in 2005 after making an election with regard to an Incentive Award to be paid in 2006, the Cash Deferral Account relating to that award would commence distribution in 2007.

    (b)  If an Employee elected a Specified Date Distribution for a Cash Deferral Account, the Employee may elect a new Specified Date Distribution commencement date and a new number of installments; provided, however, Termination of Employment will not accelerate the distribution, unlike the initial deferral election.  Unless otherwise provided by the Committee, the Employee must elect the new distribution and new number of installments, if any, on or after the September 1, and on or before the last Business Day of the next following December, of the calendar year that is the second calendar year preceding the calendar year of the relevant scheduled distribution.  For example, an election to defer a scheduled distribution in 2010 must be made from September 1, 2008 through the last business day of December 2008.  The new distribution election must delay commencement of the distribution by five (5) years.  An election to create a new Specified Date Distribution and defer the commencement of the distribution of a Cash Deferral Account may not be made in the same calendar year the election to establish the Cash Deferral Account is made.  Notwithstanding anything to the contrary in this Plan, (1) such election to create a new Specified Date Distribution must be made at least 12 months prior to the date of the first scheduled payment under the prior distribution election and (2) the election shall not take effect until at least 12 months after the date on which the election is made.

    (c)  A Participant’s Cash Deferral Account shall be distributed to the Participant on March 10 (or as soon thereafter as administratively practicable, as determined by AT&T) of the calendar year elected by the Participant for the Account.  In the event the distribution is to be made to ”Specified Employee”  as a result of the Participant’s Termination of Employment (other than as a result of a Change in Control), the distribution shall not occur until the later of such March 10 or six (6) months after the Termination of Employment, except it shall be distributed upon the Participant’s earlier death in accordance with this Plan.  The distributions shall continue annually on each successive March 10 (or such other date as determined by AT&T) until the number of installments elected by the Participant is reached.  In each installment, AT&T shall distribute to the Participant that portion of the Participant's Cash Deferral Account that is equal to the total dollar amount of the Participant's Account divided by the number of remaining installments.

    (d)  The Committee may establish other distribution alternatives from time to time, but such alternatives may be offered no earlier than the next period in which a Participant may make an election to establish a Cash Deferral Account.

5.2      Death of the Participant.
    In the event of the death of a Participant, notwithstanding anything to the contrary in this Plan,  all undistributed Cash Deferral Accounts shall be distributed to the Participant's beneficiary in accordance with the AT&T Rules for Employee Beneficiary Designations, as the same may be amended from time to time within the later of 90 days following such determination or the end of the calendar year in which determination was made.

5.3      Unforeseeable Emergency Distribution.
    If a Participant experiences an “Unforeseeable Emergency,” the Participant may submit a written petition to AT&T (the Committee in the case of Officer Level Employees), to receive a partial or full distribution of his Cash Deferral Account(s).  In the event that AT&T (the Committee in the case of Officer Level Employees), upon review of the written petition of the Participant, determines in its sole discretion that the Participant has suffered an “Unforeseeable Emergency,” AT&T shall make a distribution to the Participant from the Participant’s Cash Deferral Accounts , on a pro-rata basis, within the later of 90 days following such determination or the end of the calendar year in which determination was made, subject to the following:
    (a)           “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s legal spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.  Whether a Participant is faced with an Unforeseeable Emergency permitting a distribution is to be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency shall not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.
    (b)           The amount of a distribution to be made because of an Unforeseeable Emergency shall not exceed the amount reasonably necessary, as determined by AT&T (the Committee in the case of Officer Level Employees) in its sole discretion, to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).  Determinations of the amount reasonably necessary to satisfy the emergency need shall take into account any additional compensation that is available if the plan provides for cancellation of a deferral election upon a payment due to an Unforeseeable Emergency.  The determination of amounts reasonably necessary to satisfy the Unforeseeable Emergency need is not required to, but may, take into account any additional compensation that, due to the Unforeseeable Emergency, is available under another nonqualified deferred compensation plan but has not actually been paid, or that is available due to the Unforeseeable Emergency under another plan that would provide for deferred compensation except due to the application of the effective date provisions under Treasury Regulation § 1.409A-6.
    (c)           Upon such distribution on account of an Unforeseeable Emergency under this Plan, any election to make Employee Contributions by such Participant shall be immediately cancelled, and the Participant shall not be permitted to make a new election with respect to Employee Contributions that would be contributed during the then current and immediately following calendar year.

5.4      Ineligible Participant.
    Notwithstanding any other provisions of this Plan to the contrary, if AT&T receives an opinion from counsel selected by AT&T, or a final determination is made by a Federal, state or local government or agency, acting within its scope of authority, to the effect that an individual's continued participation in the Plan would violate applicable law, then such person shall not make further contributions to the Plan to the extent permitted by Section 409A.

Article 6 - Transition Provisions

6.1      2005 Cash Deferral Accounts.
    Notwithstanding Article 4 to the contrary, if an Employee is an Eligible Employee on September 30, 2004, the Employee may make an election under Article 4 on or prior to December 15, 2004, with respect to the establishment of a Cash Deferral Account for the contribution of Base Compensation and/or Incentive Awards that would otherwise be paid during the period from January 1, 2005, through January 15, 2006, which shall be the Plan Year for such Cash Deferral Account.

6.2      2007 Amendments.
    (a) Amendments made to the Plan on November 15, 2007, shall be effective January 1, 2008, except for amendments to this Article 7, which shall be effective upon adoption.    Any Participants electing prior to November 15, 2007, to make Employee Contributions in 2008 shall have their elections canceled if they do not consent by December 14, 2007, to all prior amendments to this Plan and to the Stock Purchase and Deferral Plan.  Subject to the foregoing consent requirements, all Employee Contribution elections made prior to 2008, including but not limited to elections to contribute cash with respect to Performance Shares granted that would be distributed under the 2001 Incentive Plan or a successor plan, shall remain in force, subject to all other terms of the amended Plan.

    (b)  Notwithstanding Article 4 to the contrary, an Employee who is an Eligible Employee as of April 30, 2008, may thereafter make an election on or prior to the last Business Day of the immediately following June with respect to the contribution of Team Award or Short Term Incentive Award for the following Plan Year.

Article 7 - Discontinuation, Termination, Amendment.

7.1      AT&T's Right to Discontinue Offering Cash Deferral Accounts.
    The Committee may at any time discontinue offerings of Cash Deferral Accounts or contributions under the Plan.  Any such discontinuance shall have no effect upon existing Cash Deferral Accounts or the terms or provisions of this Plan as applicable to such Accounts.

7.2      AT&T's Right to Terminate Plan.
    The Committee may terminate the Plan at any time.  Upon termination of the Plan, contributions shall no longer be made under the Plan.

    After termination of the Plan, Participants shall continue to earn interest on undistributed amounts and shall continue to receive all distributions under this Plan at such time as provided in and pursuant to the terms and conditions of Participant's elections and this Plan.  Notwithstanding the foregoing, the termination of the Plan shall not cause the accelerated distribution of any Account unless such termination is effected in accordance with Section 409A.

7.3      Amendment.
    The Committee may at any time amend the Plan in whole or in part; provided, however, that no amendment, including but not limited to an amendment to this section, shall be effective, without the consent of a Participant, to alter, to the material detriment of such Participant, any of the Cash Deferral Accounts of the Participant, other than as provided elsewhere in this section.  For purposes of this section, an alteration to the material detriment of a Participant shall include, but not be limited to, a material reduction in the period of time over which the Participant’s Cash Deferral Account may be distributed to a Participant, any reduction in the amounts credited to the Participant's Cash Deferral Accounts, or any reduction in the Plan Interest Rate (other than as it may fluctuate in accordance with its terms) for Cash Deferral Accounts previously elected by the Participant.  Any such consent may be in a writing, telecopy, or e-mail or in another electronic format. An election to make Employee Contributions shall be conclusively deemed to be the consent of the Participant to any and all amendments to the Plan prior to such election, and such consent shall be a condition to making any election with respect to Employee Contributions.

    The Plan is established in order to provide deferred compensation to a select group of management and highly compensated employees with in the meaning of Sections 201(2) and 301(a)(3) of ERISA. To the extent legally required, the Code and ERISA shall govern the Plan, and if any provision hereof is in violation of an applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith to the extent permitted under the Code and ERISA.  The Company also reserves the right to make such other changes as may facilitate implementation of Section 409A.  Provided, however, that in no event shall any such amendments be made in violation of the requirements of Section 409 of the Code.

Article 8 - Miscellaneous

8.1      Tax Withholding.
    Upon a distribution from a Participant’s Cash Deferral Account, AT&T shall withhold sufficient amounts to satisfy the minimum amount of Federal, state, and local taxes required by law to be withheld as a result of such distribution.

8.2      Elections and Notices.
    Notwithstanding anything to the contrary contained in this Plan, all elections and notices of every kind under this Plan shall be made on forms prepared by AT&T or the General Counsel, Secretary or Assistant Secretary, or their respective delegates or shall be made in such other manner as permitted or required by AT&T or the General Counsel, Secretary or Assistant Secretary, or their respective delegates, including through electronic means, over the Internet or otherwise.  An election shall be deemed made when received by AT&T (or its designated agent, but only in cases where the designated agent has been appointed for the purpose of receiving such election), which may waive any defects in form.  Unless made irrevocable by the electing person, each election with regard to making Employee Contributions or distributions of Cash Deferral Accounts shall become irrevocable at the close of business on the last day to make such election. AT&T may limit the time an election may be made in advance of any deadline.

           If not otherwise specified by this Plan or AT&T, any notice or filing required or permitted to be given to AT&T under the Plan shall be delivered to the principal office of AT&T, directed to the attention of the Senior Executive Vice President in charge of Human Resources for AT&T or his or her successor.  Such notice shall be deemed given on the date of delivery.

    Notice to the Participant shall be deemed given when mailed (or sent by telecopy) to the Participant's work or home address as shown on the records of AT&T or, at the option of AT&T, to the Participant's e-mail address as shown on the records of AT&T.  It is the Participant's responsibility to ensure that the Participant's addresses are kept up to date on the records of AT&T.  In the case of notices affecting multiple Participants, the notices may be given by general distribution at the Participants' work locations.

    By participating in the Plan, each Participant agrees that AT&T may provide any documents required or permitted under the Federal or state securities laws, including but not limited to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, by e-mail, by e-mail attachment, or by notice by e-mail of electronic delivery through AT&T's Internet Web site or by other electronic means.

8.3      Unsecured General Creditor.
    Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of any Employer.  No assets of any Employer shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of any Employer under this Plan.  Any and all of each Employer's assets shall be, and remain, the general, unpledged, unrestricted assets of such Employer.  The only obligation of an Employer under the Plan shall be merely that of an unfunded and unsecured promise of AT&T to make distributions under and in accordance with the terms of the Plan.

8.4      Non-Assignability.
    Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, any Cash Deferral Account under the Plan, if any, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.  No part of  a distributable Cash Deferral Account shall, prior to actual distribution, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

8.5      Employment Not Guaranteed.
    Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any employee any right to be retained in the employ of an Employer or to serve as a director.

8.6      Errors.
    At any time AT&T or an Employer may correct any error made under the Plan without prejudice to AT&T or any Employer.  Neither AT&T nor any Employer shall be liable for any damages resulting from failure to timely allow any contribution to be made to the Plan or for any damages resulting from the correction of, or a delay in correcting, any error made under the Plan.  In no event shall AT&T or any Employer be liable for consequential or incidental damages arising out of a failure to comply with the terms of the Plan.

8.7      Captions.
    The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control nor affect the meaning or construction of any of its provisions.

8.8      Governing Law.
    To the extent not preempted by Federal law, the Plan, and all benefits and agreements hereunder, and any and all disputes in connection therewith, shall be governed by and construed in accordance with the substantive laws of the State of Texas, without regard to conflict or choice of law principles which might otherwise refer the construction, interpretation or enforceability of this Plan to the substantive law of another jurisdiction.

    Because benefits under the Plan are granted in Texas, records relating to the Plan and benefits thereunder are located in Texas, and the Plan and benefits thereunder are administered in Texas, AT&T and the Participant under this Plan, for themselves and their successors and assigns, irrevocably submit to the exclusive and sole jurisdiction and venue of the state or Federal courts of Texas with respect to any and all disputes arising out of or relating to this Plan, the subject matter of this Plan or any benefits under this Plan, including but not limited to any disputes arising out of or relating to the interpretation and enforceability of any benefits or the terms and conditions of this Plan.  To achieve certainty regarding the appropriate forum in which to prosecute and defend actions arising out of or relating to this Plan, and to ensure consistency in application and interpretation of the Governing Law to the Plan, the parties agree that (a) sole and exclusive appropriate venue for any such action shall be an appropriate Federal or state court in Bexar County, Texas, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Texas court, and no other, (c) such Texas court shall have sole and exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating hereto and (d) that the parties waive any and all objections and defenses to bringing any such action before such Texas court, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.

8.9      Plan to Comply with Section 409A.
    In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.  Notwithstanding any provision to the contrary in this Plan, each provision in this Plan shall be interpreted to permit the deferral of compensation in accordance with Section 409A of the Code and any provision that would conflict with such requirements shall not be valid or enforceable.

8.10    Successors and Assigns.
    This Plan shall be binding upon AT&T and its successors and assigns.